UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 9, 2023

Block, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37622	80-0429876
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Address Not Applicable1

(Address of principal executive offices)

(415) 375-3176

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0000001 par value per share	SQ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

[1]	As of 2021, we do not designate a headquarters location as we have adopted a distributed work model.

Item 1.01	Entry into a Material Definitive Agreement.

On June 9, 2023, Block, Inc. (formerly known as Square, Inc.) (“Block”) entered into the Seventh Amendment to Revolving Credit Agreement, among Block, the lenders that are party thereto, and Goldman Sachs Bank USA, as administrative agent (the “Revolver Amendment”). The Revolver Amendment amends the Revolving Credit Agreement, dated as of May 1, 2020 (as amended by the First Amendment to Revolving Credit Agreement, dated as of May 28, 2020, the Second Amendment to Revolving Credit Agreement, dated as of November 9, 2020, the Third Amendment to Revolving Credit Agreement, dated as of January 28, 2021, the Fourth Amendment to Revolving Credit Agreement, dated as of May 25, 2021, the Fifth Amendment to Revolving Credit Agreement, dated as of January 28, 2022, and the Sixth Amendment to Revolving Credit Agreement, dated as of February 23, 2022, the “Amended Credit Agreement”), among Block, the lenders that are party thereto, and Goldman Sachs Bank USA, as Administrative Agent, to, among other things, (i) extend the maturity date of the revolving loans under the Amended Credit Agreement to June 9, 2028 and (ii) provide for additional unsecured revolving loan commitments in an aggregate principal amount of up to $175 million. With the additional revolving loan commitments, the total revolving commitments under the Amended Credit Agreement increased to an aggregate principal amount of up to $775 million.

Under the Amended Credit Agreement, the revolving loans bear interest, at Block’s option, at an annual rate based on the forward-looking term rate based on the secured overnight financing rate (“Term SOFR”) or a base rate. Revolving loans based on Term SOFR shall bear interest at a rate equal to Term SOFR plus a margin of between 1.25% and 1.75%, depending on Block’s total net leverage ratio. Revolving loans based on the base rate shall bear interest at a rate based on the highest of the prime rate, the federal funds rate plus 0.50%, and Term SOFR with a tenor of one-month plus 1.00%, in each case, plus a margin ranging from 0.25% to 0.75%, depending on Block’s total net leverage ratio. Block is required to pay a commitment fee on the undrawn portion available under the revolving credit facility equal to a percentage per annum ranging from 0.10% to 0.20%, depending on Block’s total net leverage ratio. Currently, the total revolving commitments of up to $775 million remain undrawn.

The foregoing description of the Revolver Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolver Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Seventh Amendment to Revolving Credit Agreement, dated as of June 9, 2023, among Block, Inc., the lenders party thereto and Goldman Sachs Bank USA, as Administrative Agent.

104	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2023	BLOCK, INC.

	By:	/s/ Chrysty Esperanza
	Name:	Chrysty Esperanza
	Title:	Chief Legal Officer and Corporate Secretary